EXHIBIT 4.17

                              HUNG LAY SI CO. LTD.
                         Hong Kong Representative Office
                  Mailing address: G.P.O. Box 10999, Hong Kong



13 March, 2001



Bank of Bermuda (Isle of Man) Limited
P.O. Box 34,
12/13 Hill Street, Douglas,
Isle of Man, IM99 1BW,
British Isles



Dear Sirs:


In consideration of your extending a Loan Facility of up to a maximum amount of U.S. $25,000,000 (twenty five million U.S. Dollars) ("the Loan Facility") pursuant to the terms of a Facility Letter dated 13th March 2000, copy attached, to Trade Media Holdings Limited ("the Borrower") we hereby irrevocably undertake, in your favor:

1. to acknowledge that the Guarantee and Charge Agreement (both dated 17th March
2000) that you hold in respect of the initial Loan Facility may be regarded as applying in all respects to the extended 12 months period of the Loan Facility as though each had been entered into by ourselves afresh in respect of the extended period, up to a maximum amount of U.S. $25,000,000.00.

2. to continue to deposit with you a deposit on the terms set out in our previous letter dated 17th March 2000; and

3. to deliver to you a copy (certified by either a Director or the Company Secretary) of the Resolution of the Board of Directors of this Company authorising the signature of this letter on its behalf.





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For and on behalf of
HUNG LAY SI CO. LIMITED









/s/  William R. Seitz                          /s/  Tang Yang Ping
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DIRECTOR                                       SECRETARY